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            DISTRIBUTION ASSISTANCE AND ADMINISTRATIVE SERVICES PLAN
                             PURSUANT TO RULE 12b-1


             DISTRIBUTION ASSISTANCE AND ADMINISTRATIVE SERVICES PLAN (the "Plan") made as of the 5th day of November, 1997, by and among OCC Cash Reserves, Inc., a Maryland corporation (the "Fund"), and OpCap Advisors ("Adviser"), a Delaware general partnership:

             WHEREAS, the Fund engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

             WHEREAS, the Fund issues its common shares ("Shares") in separately capitalized series ("Portfolios");

             WHEREAS, the Fund desires to adopt a Distribution Assistance and Administrative Services Plan pursuant to Rule 12b-1 under the Act and;

             WHEREAS, the Board of Directors has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its shareholders; and

             WHEREAS, the Fund desires that the Adviser promote the sale of Shares of each Portfolio and arrange for the provision of continuous service to Fund shareholders in accordance with this plan and the Adviser is willing to provide such services on the terms and conditions hereinafter set forth;

             NOW, THEREFORE, the Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Act, and the parties hereto enter into this Agreement, as amended, on the following terms and conditions:

             1. The Fund is hereby authorized to use its assets to finance certain activities in connection with distribution of its shares.

             2. Under the Plan, subject to the supervision of the Board of Directors, the Fund hereby authorizes and directs the Adviser (1) to promote the distribution of Shares through broker-dealers, other financial intermediaries, and others and (2) to arrange with financial intermediaries, including depository institutions, for the provision of administrative services to Fund shareholders.

             3. The Fund agrees to pay the Adviser, and the Adviser agrees to accept as full compensation for the performance of all its functions and duties to be performed hereunder, a fee at an annual rate of .25 of 1% of net assets of each Portfolio, as calculated each business day. Determination of net asset value of each Portfolio will be made in accordance with the policies disclosed in the Fund's registration statement under the 1940 Act. The fee is payable as of the close of business on the last day of each calendar month and shall be made on the following


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business day. The payment due on such day shall be computed by (1) adding together the results of multiplying (i) the total net assets of each Portfolio on each day of the month by (ii) the applicable daily fraction (based upon a 365 day year) of .25 of 1% and then (2) adding together the total monthly amounts computed for each Portfolio. To the extent that any expenditures by the Advisor or its affiliates to support the objectives of this Plan may be deemed by anyone to constitute the use of Fund assets, such use is hereby authorized.

             4. The Fund shall, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements and other information relating to the business and affairs of the Fund and of each Portfolio as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

             5. The Adviser will use its best efforts in rendering services to the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Adviser shall not be liable to the Fund or any of its shareholders.

             6. Nothing contained in this Plan shall prevent the Adviser or any affiliated person thereof from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

             7. After the end of each fiscal quarter, the Adviser shall provide the Fund for review by the Board, and the Board shall review, a written report regarding the distribution activities undertaken on behalf of the Fund and, separately, on behalf of each Portfolio as required by law, during such fiscal quarter.

             8. This Plan shall become effective with respect to any Portfolio upon approval by a vote of at least a majority, as defined in the Act, of the outstanding voting securities of that Portfolio and upon approval by a vote of the Board, and of the Directors who are not interested persons of the Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan and Agreement, cast in person at a meeting called for the purpose of voting on this Plan.

             9. This Plan shall remain in effect until one year from its date and from year to year thereafter, provided such continuance is approved annually by a vote of the Board and of the Directors who are not interested persons of the Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may not be amended materially without shareholder approval, and all material amendments of this Plan must be approved by the Board in the manner provided in the foregoing sentence.

             10. The Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or, with respect to a particular


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                                      -3-

Portfolio, by a vote of a majority, as defined in the Act, of the outstanding voting securities of that Portfolio, on not more than 30 days' written notice to any other party to this Plan. Any Agreement(s) entered into in furtherance of the objectives of the Plan may be terminated by any party thereto upon at least 30 days written notice to any other party to such agreement(s).

             11. While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Fund shall be committed to the discretion of the Directors who are not interested persons.

             12. To the extent that this Plan constitutes a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act with respect to a particular Portfolio, it shall remain in effect as such, so as to authorize the use of assets for the purposes set forth herein, notwithstanding the occurrence of an "assignment", as defined by the Act and the rules thereunder. To the extent it constitutes an agreement pursuant to a plan, it shall terminate automatically in the event of such "assignment," and the Fund may continue to make payments pursuant to this Plan with respect to that Portfolio only (1) upon the approval of the Fund's Board in accordance with the procedures set forth in paragraph 9 above and (2) if the obligations of the Adviser under this Plan are to be performed by any organization other than the Adviser, upon such organization adopting and assuming in writing all provisions of this Plan as a party hereto.

             13. The Fund shall preserve copies of this Plan and all reports made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of this Plan or any such report, as the case may be, the most recent two years in an easily accessible place.

             14. This Plan shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

             IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan on the day and year first above written in New York, New York.

                                            OCC CASH RESERVES, INC.

                                            By:  Deborah Kaback
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                                                    Secretary

Attest: Howard Smith
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                                            OPCAP ADVISORS

Attest: Sandra Hauges                       By:  Thomas E. Duggan
        -------------                            ----------------
                                                 Secretary